Exhibit 12

GTE SOUTH INCORPORATED

Statements of the Ratio of Earnings to Fixed Charges


                                                                Years Ended December 31,
                                              ------------------------------------------------------------
                                                1998         1997         1996         1995         1994
                                              --------     --------     --------     --------     --------
                                                                  (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges         $  292.6     $  287.7     $  260.7     $  202.6     $  129.2
  Add - Income taxes                             178.5        176.5        160.5        121.9         77.3
      - Fixed charges                             75.1         62.8         55.6         64.1         66.1
                                              --------     --------     --------     --------     --------

Adjusted earnings                             $  546.2     $  527.0     $  476.8     $  388.6     $  272.6
                                              ========     ========     ========     ========     ========

Fixed charges:
  Interest expense                            $   68.5     $   56.5     $   51.9     $   58.5     $   60.0
  Portion of rent expense
      representing interest                        6.6          6.3          3.7          5.6          6.1
                                              --------     --------     --------     --------     --------

Adjusted fixed charges                        $   75.1     $   62.8     $   55.6     $   64.1     $   66.1
                                              ========     ========     ========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES                7.27         8.39         8.57         6.06         4.12